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                                                                   EXHIBIT 10.20

                            ASSET PURCHASE AGREEMENT

      THIS AGREEMENT is made this 23th day of August, 1996, by and among Family Safety Products, Inc., a Georgia corporation ("Seller"), Vista 2000, Inc., a Delaware corporation ("Shareholder"), and Therm Acquisition, Inc., a Michigan corporation ("Purchaser").

                                    RECITALS

      Seller is engaged in the business of designing, developing, manufacturing and marketing personal safety, home security and other consumer products (the "Business").

      Purchaser desires to purchase, and Seller desires to sell, substantially all of the assets of Seller employed or held in connection with the Business, except as expressly excluded herein, and, as part of such purchase and sale, Purchaser is willing to assume certain obligations and liabilities of the Business, to the extent set forth herein.

      NOW, THEREFORE, IT IS HEREBY AGREED as follows:

                                    ARTICLE I

                        SALE AND PURCHASE OF THE BUSINESS

      1.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), Seller shall sell and transfer to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller's rights, title and interest in and to all of the assets and properties of Seller employed or held in connection with the Business, except for the Excluded Assets (as defined below). The assets and properties of Seller to be transferred to Purchaser hereunder hereinafter are referred to collectively as the "Assets". The Assets shall include, without limitation, the following:

      (a) all the furnishings, furniture, office supplies, factory supplies, vehicles, tools, jigs, spare parts, test equipment, machinery and equipment, communications equipment, computers and computer peripheral equipment and other fixed assets listed on Schedule 1.1(a);

      (b) all quantities of inventory, including raw materials, work-in-
process, finished goods, stores and supplies, listed on Schedule 1.1(b);
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      (c) all accounts receivable arising out of the operations of the Business, including all accounting records of Seller, credit files, notes, guarantees and collateral relating thereto as listed on Schedule 1.1(c);

      (d) all research, development and commercially practiced processes, trade secrets, know-how, inventions, and manufacturing, engineering and other technical information, whether owned by Seller or licensed from third parties by Seller and relating to CO and radon testing units marketed by Seller, as listed on Schedule 1.1(d) (the "Technology") and all notebooks, records, reports and data relating to the Technology;

      (e) the trademarks, trade names, service marks, and copyrights, and registrations and applications for such trademarks, trade names, service marks and copyrights, owned by Seller, as listed on Schedule 1.1(e);

      (f) all contracts, agreements, personal property leases, arrangements and/or commitments of any kind and all customer and supplier contracts, including, without limitation, those contracts listed on Schedule 1.1(f);

      (g) all customers and vendor lists relating to the Business and all files and documents (including credit information) and other business and financial records, files, books and documents.

      (h) all municipal, state and federal franchises, licenses, authorizations and permits and licenses.

      (i) all computer software owned and/or developed by Seller or licensed to Seller.

      1.2 Excluded Assets. Notwithstanding the foregoing, the follow ing assets, rights and properties shall be specifically excluded from the transactions contemplated by this Agreement (the "Excluded Assets"):

      (a) cash, bank accounts, certificates of deposit, treasury bills and notes and marketable securities;

      (b) inter-company receivables;

      (c) all prepaid taxes, tax refunds and tax returns;

      (d) all prepaid charges, sums and fees other than prepaid insurance premiums; and


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      (e) minute books, stock ledger records and related records of Seller;

      (f) all books and records which Seller is required by law to retain;

      (g) those assets, rights and properties listed on Schedule 1.2 hereto; and

      (h) deposits made by Seller with third parties.

      1.3 Consents and Authorizations. To the extent that the assignment or transfer of any contract, license, permit, qualification, lease or the like to be assigned to Buyer pursuant to this Agreement shall require the consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment or transfer would constitute a breach thereof. Seller shall be responsible, and Buyer shall cooperate where appropriate, to obtain any and all consent necessary to any such assignment or transfer.

      1.4 Assumed Liabilities of Purchaser.

      (a) At the Closing, Purchaser shall (i) assume and be solely liable and responsible for those liabilities and obligations in respect of the Business referred to in Schedule 1.4 hereof (the "Trade Payables"), but with respect to those Trade Payables identified in Schedule 1.4(a), in no event in excess of the dollar amount set opposite each obligation; and (ii) subject to paragraph (c) of this Section 1.4, assume and be liable for all claims (and resulting liabilities and obligations) for breach of warranty (express or implied), property damage and/or bodily harm first made on or after the Closing Date, whether arising from the sale of products of the Business prior to or on or after the Closing Date (the items in clauses (i) and (ii) hereof being referred to collectively as the "Assumed Liabilities").

      (b) The obligations of Purchaser to pay and discharge the Trade Payables shall be secured by an irrevocable standby letter of credit (the "Letter of Credit") in the amount of Two Million Two Hundred Forty-Three Thousand Dollars ($2,243,000) having an initial term of one year, to be issued in favor of Seller by Comerica Bank within thirty (30) days of the Closing. The Letter of Credit shall contain provisions under which it may be drawn upon by Seller only upon
(i) receipt by the Bank of certified copies of final judgments rendered against Seller with respect to any Trade Payable; or (ii) if with respect to any of the Trade Payables litigation is either pending or a judgment with respect to a Trade Payable has been rendered but is not final, Seller shall, if the Letter of Credit is not renewed for additional term of one year, have the right to draw upon the Letter of Credit in the amount certified to the Bank as being outstanding. Any draw request made under this paragraph (ii) may be made only during the last five (5)


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business days the Letter of Credit remains outstanding during its initial one year term. Seller's draw request shall be accompanied by certified copies of pending complaints or judgments. Buyer's liability with respect to the Assumed Liabilities should be reduced dollar for dollar by the amount of any draw made by Seller upon the Letter of Credit.

      (c) With respect to those liabilities and obligations of Seller assumed by Purchaser under clause (a)(ii), exclusive of liabilities based upon breach of warranty (express or implied), Purchaser shall at the closing in full discharge of its obligations with respect to such liabilities, deliver to Seller and Shareholder evidence that Purchaser has in effect insurance covering such matters with policy limits no less than Two Million Dollars ($2,000,000) and deductibles no greater than One Thousand Dollars ($1,000) and naming Seller and Shareholder as additional loss payees. Under no circumstances shall Seller, Shareholder or any third party have direct recourse against Purchaser or any of its Assets for any liabilities, exclusive of warranty claims, for any of Seller's liabilities assumed under clause (a)(ii) hereof. Such insurance shall remain in effect no less than three (3) years following the Closing Date.

      Except for the Assumed Liabilities, Purchaser shall not be liable or responsible for any liabilities or obligations of Seller (such liabilities and obligations being referred to as the "Excluded Liabilities") in respect of the ownership and operation of the Business prior to the Closing Date (such liabilities and obligations being referred to as the "Excluded Liabilities").

      1.5 No Warranties. Other than as explicitly provided herein, neither Seller nor Shareholder, makes any representation as to, warranty of or covenant (whether express of implied) with respect to the Assets or the Business.

      The Assets to be acquired by Purchaser hereunder are transferred on an "AS IS, WHERE IS" basis. The parties acknowledge and agree that the Purchase Price represent the mutually agreed upon fair market value of the Assets, and neither party (or their respective permitted successors or assigns) shall have the right at any time in the future to make any claim or raise any dispute with respect to the adequacy or fairness of the consideration paid for the Assets.


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                                   ARTICLE II

                                 PURCHASE PRICE

      2.1 Purchase Price.

      (a) The purchase price for the Assets shall be One Million Nine Hundred Thousand Dollars ($1,900,000.00) (the "Purchase Price"), subject to adjustment as provided in Section 2.2 below.

      (b) The Purchase Price shall be paid by Purchaser to Seller as follows:

            (i) At the Closing, Purchaser shall pay, by wire transfer of immediately available funds to an account designated by Seller, an aggregate amount equal to One Million Eight Hundred Thousand Dollars ($1,800,000.00); and

            (ii) At the Closing, Purchaser shall deliver to Seller its duly executed non-negotiable promissory note in the aggregate principal amount of One Hundred Thousand Dollars ($100,000.00), in the form of Exhibit A attached hereto, with interest on the unpaid principal balance thereof to accrue at an annual rate equal to eight percent (8%) per annum (the "Promissory Note"). Repayment of the Promissory Note shall be secured by a security interest in all of the assets of Purchaser and Purchaser shall execute a security agreement (the "Security Agreement") in the form of Exhibit B attached hereto.

      (c) Concurrently with the execution of this Agreement, Purchaser is depositing with Weil, Gotshall & Manges, as escrow agent, (the "Escrow Agent") the sum of Three Hundred Thousand Dollars ($300,000.00) (the "Deposit"), such sum to be paid to Seller at the Closing and credited against the amounts owing pursuant to Section 2.1(b)(i) hereof. If the Closing does not occur for whatever reason (other than by reason of a breach by Seller of the terms hereof or the failure of any condition precedent to the obligations of Purchaser to occur hereunder), such amount shall be paid to Seller as compensation for the costs and expenses and lost opportunity suffered by Seller. In the event a dispute shall arise between the Purchaser, the Seller, and the Shareholder concerning the disposition of the Deposit, the Escrow Agent shall be relieved of all liability for its disposition upon interpleading the same into a court of competent jurisdiction. Purchaser, Seller and Shareholder do hereby agree to indemnify, defend and hold Escrow Agent harmless from all claims, liabilities and causes of actions connected with its undertaking as Escrow Agent.


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      2.2 Purchase Price Adjustments.

      (a) As promptly as practicable after the Closing Date, Purchaser will cause to be prepared (i) a statement of the accounts payable less prepaid expenses plus accounts receivable of the Business as of the Closing Date (the "Closing Payables/Receivables Statement") and (ii) a statement of the inventories of the Business as of the Closing Date (the "Closing Inventories Statement" and, together with the Closing Payables/Receivables Statement, the "Closing Statements").

      (b) In connection with the preparation of the Closing Inventories Statement, on dates agreed between the Purchaser and Seller, Purchaser and Seller, together with their respective auditors and agents if either so desires, shall conduct a joint physical inspection and count of the inventories. The Closing Statements shall be prepared and the valuations therein made in accordance with Schedule 2.2. As set forth in such Schedule 2.2, inventory reflected on the Closing Inventories Statement shall have the values assigned to such inventory on Seller's June 30, 1996 balance sheet (to the extent the inventory as of the Closing Date was in existence on such date) and the books and records of Seller and the purpose of the preparation of the Closing Inventories Statement solely is to determine the existence of the items of inventory as of the Closing Date.

      (c) As promptly as practicable, but no later than twenty (20) business days after the Closing Date, Purchaser will cause the Closing Statements to be delivered to Shareholder.

      (d) If Shareholder disagrees with the Closing Statements delivered pursuant to Section 2.2(c) hereof, Shareholder may, within twenty (20) business days after its receipt thereof, deliver a written notice to Purchaser disagreeing with such statement or statements. Any such notice of disagreement shall specify those items or amounts as to which the Shareholder disagrees, and Shareholder shall be deemed to have agreed with all other items and amounts contained in the Closing Statements.

      (e) If a notice of disagreement shall be timely delivered pursuant to
Section 2.2(d) hereof, the parties shall, during the ten (10) business days following such delivery, use their reasonable best efforts to reach agreement on the disputed items. If, during such period, the parties are unable to reach such agreement, a nationally recognized accounting firm to which the parties mutually agree (the "Accounting Referee") shall promptly review this Agreement and the disputed items or amounts. In connection therewith, the Accounting Referee shall consider only those items or amounts in the Closing Statements as to which Shareholder has disagreed. The Accounting Referee shall deliver to Shareholder and Purchaser, as promptly as practicable, a report setting forth its adjustments, if


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any, to the Closing Statements and the calculations supporting such adjustments.
Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne by the party whose calculation or calculations, taken together, are furthest from those of the Accounting Referee. As used herein, "Final Accounts Payables plus Accounts Receivables" and "Final Inventories" shall mean (i) if no notice of disagreement is delivered by Shareholder within the period provided in Section 2.2(d), as shown in Purchaser's calculation delivered pursuant to Section 2.2(c) or (ii) if such notice of disagreement is delivered by Shareholder, either (A) as agreed in writing by the Purchaser and Shareholder or (B) as shown in the Accounting Referee's calculation delivered pursuant to this Section 2.2(e).

      (f) If the Final Accounts Payable minus Accounts Receivable is greater than Two Million Six Thousand Five Hundred Eleven Dollars ($2,006,511), then Seller shall pay to Purchaser, as an adjustment to the Purchase Price, in the manner as provided in Section 2.2(i), the amount of such excess. If the Final Accounts Payable minus Accounts Receivable is less than Two Million Six Thousand Five Hundred Eleven Dollars ($2,006,511), then Purchaser shall pay to Seller, as an adjustment to the Purchase Price, in the manner as provided in Section 2.2(h), the amount of such difference.

      (g) If during the period commencing August 16, 1996, and ending on the Closing Date, Seller shall discharge any obligations with respect to any account payable(s) which are Assumed Liabilities by payment in cash, the Purchase Price shall be increased dollar for dollar in the manner as provided in Section 2.2(h) in the amount of any such cash payment, but in no event in excess of Seventy-Five Thousand Dollars ($75,000.00).

      (h) Any amounts due and owing to Purchaser pursuant to Section 2.2(f) in an amount up to One Hundred Thousand Dollars ($100,000.00) shall result in a reduction in the principal amount of the Promissory Note by such amount to be effective as of the date of the issuance of the Promissory Note. If any amounts pursuant to such sections are due and owing to Purchaser in excess of One Hundred Thousand Dollars ($100,000.00) or if any amounts are due and owing to Seller, the payment shall be made by wire transfer (to accounts designated by Purchaser or Seller, as the case may be) of immediately available U.S. funds on the first business day following the date on which the amount of such payments are finally determined. The amount of actual cash payments shall bear interest for the period from and including the Closing Date to but excluding the payment date at 8% per annum. Such interest will be payable at the same time as the payment to which it related and shall be calculated daily on the basis of a year of 365 days and the actual number of days for which due.


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      (i) If the valuation of the Final Inventory as calculated pursuant to
Section 2.2(b) is less than Eleven Million Seven Hundred Fifty Thousand Dollars ($11,750 000.00) Purchaser may rescind this transaction and Seller and Shareholder shall repay Purchaser all amounts paid to Seller under this Agreement.

                                   ARTICLE III

                                     CLOSING

      3.1 Date of Closing. Subject to the satisfaction of each of the conditions set forth in Article VII, the closing of the sale and purchase of the Assets hereunder (the "Closing") shall take place at the offices of Borre, Peterson, Fowler & Reens, P.C. (or at such other place as the parties may agree in writing), at 10:00 a.m., local time, on or before August 26, 1996 (the "Closing Date").

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLER

      Seller and Shareholder represent and warrant to Purchaser as follows:

      4.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its Assets and to carry on the Business as now conducted.

      4.2 Authorization of Agreement. Each of Seller and Shareholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement (collectively, the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and Shareholder, as the case my be, and this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, the legal, valid and binding obligations of Seller and Shareholder as the case may be, enforceable against Seller and Shareholder, as the case may be in accordance with their respective terms.


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      4.3 Conflicts; Consents of Third Parties.

      (a) Neither the execution and delivery by Seller of this Agreement and the Seller Documents, the consummation by Seller of the transactions contemplated hereby and thereby, nor compliance by Seller with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Seller; (ii) violate any statute, rule, regulation, judgment or order of any governmental body by which Seller is bound; or (iii) result in the creation of any lien upon the Assets.

      (b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of Seller in connection with the execution and delivery of this Agreement or the Seller Documents, or the compliance by Seller with any of the provisions hereof or thereof.

      4.4 Ownership and Transfer of Assets. Exclusive of the Inventory, except as otherwise disclosed on Schedule 4.4, Seller is the owner of all the Assets, free and clear of any and all mortgages, liens, security interests, charges and encumbrances. To the best of Seller's knowledge, Seller is the owner of the Inventory, free and clear of any and all mortgages, liens, security interests, charges and encumbrances. All of Seller's Tangible Assets are located at the locations listed on Schedule 4.4.

      Schedule 4.4 specifies whether each Asset is owned or leased by Seller.

      All leases, subleases and other agreements under which Seller is lessee or lessor of any property, real or personal, are in full force and effect and constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, and grant the leasehold estates they purport to grant free and clear of all mortgages, liens, security interests, charges or encumbrances whatsoever, except as stated in said Schedule 4.4. There is not, under any of such instruments claimed a default or any event of default or event which with notice or lapse of time or both would constitute an event of default.

      4.5 Litigation. Except as disclosed on Schedule 4.5, there is no claim, action, suit, investigation, inquiry, review or proceeding pending, or to the best knowledge of Seller threatened, against Seller or any of the Assets which, if adversely determined, would have a material adverse effect on the Assets or could prevent, hinder or delay consummation of the transactions contemplated by this Agreement. Seller is not a named subject of any judgment, order, writ, injunction or decree of any governmental, administrative or judicial authority.


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      4.6 Accounts Receivable. To the best of Seller's knowledge, the accounts receivable of the Business have arisen from bona fide business transactions.

      4.7 Labor Practices. Except as set forth on Schedule 4.7 attached hereto, Seller is not now nor has it ever been a party to any collective bargaining agreement, nor to the best of Seller's knowledge, are there pending any union organizational activities or efforts to effect a representation election.

      4.8 Taxes. Seller has filed all personal property, ad valorem, sales and use and franchise tax returns and has paid all taxes shown to be due by said return. Such returns reflect all taxes due and payable with respect to the periods covered thereby and there are no liabilities, claims, interest or penalties pending, assessed or asserted or threatened against the Seller in connection with any such taxes nor any basis therefore. There are no federal or state tax liens recorded or assessed.

      4.9 Liabilities of Seller. Disclosed on Schedule 4.9 attached hereto are all of Seller's known creditors, including amounts due each creditor.

      4.10 Inventory. Since June 30, 1996, only those units of inventory identified on Schedule 4.10 have been sold or otherwise disposed of by Seller.

      4.11 Accuracy and Completeness of Representations and Warranties. To the best knowledge of Seller, no representation or warranty made by Seller in this Agreement or in any other Schedule referenced herein prepared by Seller contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in the light of the circumstances in which they are made, not misleading relating to the business or affairs of Seller.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller and Shareholder that:

      5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Michigan.


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      5.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "Purchaser Documents"), and to consummate the transactions contemplated hereby and thereby. The execu tion, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of Purchaser, enforce able against Purchaser in accordance with their respective terms.

      5.3 Conflicts; Consents of Third Parties.

      (a) Neither the execution and delivery by Purchaser of this Agree ment and of the Purchaser Documents, the consummation by Purchaser of the transactions contemplated hereby and thereby, or compliance by Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Purchaser, (ii) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or its properties or assets is bound or (iii) violate any statute, rule, regulation, judgment or order of any governmental body by which Purchaser is bound.

      (b) Except as set forth on Schedule 5.3, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notifi cation to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

      5.4 Litigation. To the best knowledge of Purchaser, there are no legal proceedings pending or threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.


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                                   ARTICLE VI

                                    COVENANTS

      6.1 Access to Information. Seller agrees that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the Assets, Business and operations of Seller and such examination of the books, records and financial condition of the Business as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and Seller shall cooperate fully therein.

      6.2 Conduct of the Business Pending the Closing. Except as otherwise expressly contemplated by this Agreement or with the prior written con sent of Purchaser, prior to Closing Seller shall conduct the Business only in the ordinary course consistent with past practice and not on a liquidation or other basis, which would result in the accelerated disposition of the Assets. Seller agrees immediately to terminate any contracts it may have with any organization attempting to dispose of the Assets on a discounted basis.

      6.3 Best Efforts. Seller and Purchaser will cooperate and use their respective best efforts to fulfill the conditions precedent to the other party's obligations hereunder, including but not limited to securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the transactions contemplated hereby.

      6.4 Publicity; Confidentiality.

      (a) Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable law or stock exchange rule; provided that, prior to making any public announcement required by law or stock exchange rule, the party intending to make such release shall use its best efforts to consult with the other party with respect to the text thereof.

      (b) Until the Closing Date, Purchaser shall maintain the confidentiality of the matters set forth herein (except to the extent otherwise publicized by Shareholder) and shall not in any event contact any suppliers, customers or other third parties with a relationship to the Business.


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      6.5 Tax Matters.

      (a) Allocation of Purchase Price. The Purchase Price (including the amount of the Assumed Liabilities) shall be allocated among the Assets in accordance with Section 1060 of the Internal Revenue Code and as set forth on Schedule 6.5 hereto. Purchaser and Seller shall file, and shall cause their affiliates to file, all tax returns and statements, forms and schedules in connection therewith in a manner consistent with such allocation of the Purchase Price and shall take no position contrary thereto.

      (b) Preparation of Tax Returns; Payment of Taxes. After the Closing Date, Seller or its affiliates shall pay all taxes as levied by any foreign, federal, state, municipal or local taxing authority in any jurisdiction with respect to the ownership, use or lease of the Assets on or prior to the Closing Date and Purchaser or its affiliates shall pay all such taxes with respect to the ownership, use, or lease of the Assets after the Closing Date.

      (c) Transfer Taxes. Purchaser shall be liable for and shall pay (and shall indemnify and hold harmless Seller and Shareholder against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including, without limitation, real property transfer gains taxes, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any taxing authority or governmental agency in connection with the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on Seller or its affiliates).

      6.6 Noncompetition. Seller and Shareholder agree that for a period of three (3) years from the Closing Date, they shall not engage anywhere where the Business presently conducts business, in the manufacture and/or sale of smoke alarms, radon detectors, carbon monoxide detectors, Combustible Gas Detectors or trigger guards on a wholesale or retail basis (a "Competing Business"); provided that nothing herein shall prohibit (x) the acquisition or ownership of up to 5% of the outstanding voting securities of any corporation or other entity which is publicly owned or (y) the acquisition by Seller or Shareholder of a diversified company (the "Acquired Company") that owns a Competing Business, provided that the Competing Business is disposed of within twelve (12) months after the acquisition date.


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                                   ARTICLE VII

                              CONDITIONS TO CLOSING

      7.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part):

      (a) all representations and warranties of Seller contained herein shall be true and correct as of the date hereof;

      (b) all representations and warranties of Seller contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

      (c) Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

      (d) Purchaser shall have been furnished with certificates of the Seller and of the Shareholder (dated the Closing Date and in form and substance reasonably satisfactory to Purchaser) executed by an officer of the Seller and the Shareholder certifying as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof;

      (e) There shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

      (f) Seller shall have complied with its obligations pursuant to Section
8.1 hereof;

      (g) Seller and Purchaser shall have entered into a lease in respect of the premises described in Schedule 7.1(g) hereof on terms mutually acceptable to the parties; and

      (h) Purchaser shall have been furnished with an opinion dated as of the Closing of Robert Altenbach, P.C., counsel to the Seller, acceptable to Purchaser.

      7.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agree ment are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part):

      (a) all representations and warranties of Purchaser contained herein shall be true and correct as of the date hereof;

      (b) all representations and warranties of Purchaser contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

      (c) Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be per formed or complied with by Purchaser on or prior to the Closing Date;

      (d) Seller shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Seller) executed by an officer of Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c);

      (e) There shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consum mation of the transactions contemplated hereby;

      (f) Purchaser shall have complied with its obligations pursuant to Section
8.2 hereof;

      (g) Seller and Purchaser shall have entered into a lease in respect of the premises described in Schedule 7.1(g) hereof on terms mutually acceptable to the parties; and

      (h) Seller shall have been furnished with an opinion dated as of the Closing of Borre, Peterson, Fowler & Reens, P.C., counsel to the Purchaser, acceptable to Purchaser.

                                  ARTICLE VIII

                            DOCUMENTS TO BE DELIVERED

      8.1 Documents to be Delivered by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

      (a) with respect to the Assets, such deeds, bills of sale, assignments, special warranty deeds, certificates of title and other good and sufficient instruments of transfer and conveyance, in form and substance reasonably satisfactory to Purchaser and its counsel, as shall be effective to vest in Purchaser, and to evidence the vesting in Purchaser of, good and marketable title to the Assets as provided for, and subject to the limitations and exceptions set forth, in this Agreement;

      (b) the certificate referred to in Section 7.1(d) hereof; and

      (c) the lease referred to in Section 7.1(g).

      8.2 Documents and other Items to be Delivered by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

      (a) payment of the cash portion of the Purchase Price as required by
Section 2.1(b)(i);

      (b) its duly executed Promissory Note in the principal amount of One Hundred Thousand Dollars ($100,000.00);

      (c) the Security Agreement;

      (d) the duly endorsed insurance policy and/or other documents required by
Section 1.4; and

      (e) the certificate referred to in Section 7.2(d) hereof.

                                   ARTICLE IX

                                 INDEMNIFICATION

      9.1 Survival. The representations and warranties of Seller and Purchaser shall survive the Closing for a period of one (1) year after the Closing Date. Notwithstanding anything to the contrary herein, any representation or warranty which is the subject of a claim or dispute which is asserted in writing prior to the expiration of the one-year period set forth above shall survive with respect to such claim or dispute until the final resolution and satisfaction thereof.

      9.2 Indemnification.

      (a) Subject to the provisions of Sections 9.3 and 9.4 hereof, each Seller and Shareholder hereby jointly and severally agree to indemnify and hold harmless Purchaser and its affiliates and their respective directors, officers, employees, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") from and against and in respect of any and all losses resulting from, arising out of, based on or relating to:

            (i) the failure of any representation or warranty of Seller set forth in this Agreement, any Seller Document or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement to be true and correct in all respects on the date hereof and on and as of the Closing Date;

            (ii) the breach of any covenant or other agreement on the part of Seller under this Agreement or any Seller Document;

            (iii) any Excluded Liability; or

            (iv) the Excluded Assets or the ownership, operation, lease or use thereof, or any action taken with respect thereto, by Seller or any other Person.

      (b) Purchaser hereby agrees to indemnify and hold harmless Seller, Shareholder and their respective affiliates, and their respective directors, officers, employees, agents, successors and assigns (collectively, the "Seller Indemnified Parties") from and against and in respect of any and all losses resulting from, arising out of, based on or relating to:

            (i) the failure of any representation or warranty of Purchaser set forth in this Agreement or any Purchaser Document or any certificate and instrument delivered by or on behalf of Purchaser pursuant to this Agreement, to be true and correct in all respects on the date hereof and on and as of the Closing Date;

            (ii) the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document;

            (iii) any Assumed Liability; or

            (iv) the enforcement of any of Seller's or Shareholder's rights to indemnification under this Agreement.

      9.3 Determination of Damages and Related Matters. In calculating any amounts payable to Purchaser pursuant to Section 9.2(a) or payable to Seller pursuant to Section 9.2(b), Seller or Purchaser, as the case may be, shall receive credit for (i) any actual reduction in tax liability as a result of the facts giving rise to the claim for indemnification, and (ii) any insurance recoveries actually received by the party to be indemnified, and no amount shall be included for Purchaser's or Seller's, as the case may be, special or consequential damages.

      9.4 Limitation on Indemnification Liabilities. Seller shall not be liable under Section 9.2(a)(i) or (a)(ii) hereof unless the aggregate dollar amount of all losses, liabilities, damages or expenses (including reasonable attorneys' fees) indemnified against under such respective Sections exceeds $25,000, and then Seller and Shareholder shall be liable for the entire amount of such losses.

      9.5 Procedure for Indemnification Claims.

      (a) General. For purposes of this Section 9, "indemnified party" or "indemnified parties" shall refer to the person or persons seeking indemnification under Section 9.2 or 9.3 above, and "indemnifying party" shall refer to the person from whom indemnification is sought.

      (b) Claims Procedure. If at any time a claim should be made or threatened, or an action or proceeding should be commenced or threatened, by a third party against an indemnified party which could result in liability of an indemnifying party under this Section 9, the party seeking indemnification shall give the indemnifying party prompt written notice of such claim, action or proceeding.

      (c) Defense of Claims. The indemnifying party shall be entitled, at its own expense, to participate in the defense or settlement of any such claim, action or proceeding. The indemnifying party, however, shall not be entitled to control the defense or settlement of such claim, action or proceeding unless said claim, action or proceeding: (i) seeks solely monetary damages, (ii) cannot, in the reasonable judgment of the indemnified parties, subject the indemnified parties to liability or, in the case of a claim with respect to which Seller is the indemnifying party, adversely affect the Assets or Buyer's business, operations, condition, prospects or business relationships and (iii) is a claim, action or proceeding for which the indemnifying party has expressly acknowledged in writing its obligation to indemnify the indemnified parties.

      (d) Cooperation. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any third party legal proceeding, claim or demand subject to this Section 9. Such cooperation shall include mutual access by each of Seller and Buyer to all documents reasonably required by either party to fulfill its obligations under this Section 9.

      9.6 Treatment of Payment.

      (a) Seller and Purchaser agree to treat any indemnity payment made pursuant to Section 9.2 of this Agreement as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

      (b) Any indemnity payment finally determined to be due and owing to Purchaser shall be made first in the form of a reduction in the principal amount, if any, then due and owing under the Promissory Note.

                                    ARTICLE X

                                  MISCELLANEOUS

      10.1 Expenses. Except as otherwise provided in this Agreement, Seller and Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

      10.2 Specific Performance. Seller and Shareholder each acknowledges and agrees that the breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of Seller under this Agreement, including, without limitation, Seller's obligation to sell the Assets to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

      10.3 Further Assurances. The parties hereto undertake to cooperate in good faith to ensure that they do such acts and things as may reasonably be necessary to complete the sale and purchase of the Assets. Seller and Purchaser will use their reasonable best efforts to obtain any consent, substitution, approval or amendment required to novate or assign all agreements, leases, licenses and other rights of any nature whatsoever relating to the Assets, rights and other things of the Business of value to Purchaser; provided, however, that neither Seller nor Purchaser shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to the third party from whom such consents, approvals, substitutions and amendments are requested. If Seller or Purchaser is unable to obtain any such required consent, approval, substitution or amendment, Seller shall continue to be bound by such agreements, leases, licenses and other rights and, unless not permitted by law or the terms thereof, Purchaser shall, as agent for Seller or as subcontractor, pay, perform and discharge fully all the obligations of Seller thereunder from and after the Closing and indemnify and hold harmless Seller and its subsidiaries from and against, all losses, claims, damages, taxes, liabilities and expenses whatsoever arising out of or in connection with Purchaser's performance of or omission to perform its obligations thereunder and hereunder. Seller shall, without further consideration, pay and remit to Purchaser promptly all money, rights and other consideration received in respect of such performance after payment of any taxes due from Seller with respect to such receipt. Seller shall exercise their rights and options under all such agreements, leases, licenses and other rights and commitments referred to in this Section 10.3 only as reasonably directed by Purchaser and at Purchaser's expense. If and when any such consent shall be obtained or such agreement, lease, license or other rights shall otherwise become assignable or able to be novated, Seller shall promptly assign all its rights and obligations thereunder to Purchaser without payment of further consideration and Purchaser shall, without the payment of any further consideration, assume such rights and obligations. To the extent that the assignment of any contract or agreement or the proceeds thereof pursuant to this
Section 10.3 is prohibited by law, the assignment provisions of this paragraph shall operate to create a subcontract with the Purchaser to perform each relevant, unassignable contract or agreement, and the subcontract price shall be equal to the money (after tax), rights and other consideration received by Seller with respect to the performance by Purchaser under such subcontract.

      10.4 Worker Adjustment and Retraining Notification Act. If the notice requirements of 29 USC ss.ss.2101-2109 ("WARN") are triggered by virtue of this Agreement, Seller shall have the obligation of performing and complying with all applicable provisions of WARN. If Seller fails to satisfy such requirements, such failure shall be deemed a material breach of the Agreement and Seller and Shareholder shall be liable to Purchaser for all direct and indirect damages, monetary or otherwise, incurred by Purchaser as a result of such breach.

      10.5 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

      10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama without giving effect to principles of conflicts of law.

      10.7 Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

      10.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

       If to Purchaser:  Therm Acquisition, Inc.
                         2879 Remico
                         Grandville, MI  49418

       with a copy to:   James B. Peterson
                         Borre, Peterson, Fowler & Reens, P.C.
                         44 Lafayette, N.E., P.O. Box 1767
                         Grand Rapids, MI  49501-1767

       If to Seller      Vista 2000, Inc.
       or Shareholder:   736 John Ferry Road
                         Building C
                         Marietta, Georgia  30068
                         Attention:  Robert E. Altenbach, Esq.

Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.

      10.9 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

      10.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                             FAMILY SAFETY PRODUCTS, INC.


                             By: /s/ James C. Melton, Sr.
                                -----------------------------------
                                  Name:   James Melton
                                  Title:  President


                             VISTA 2000, INC.


                             By: /s/ G. Louis Graziadio, III
                                -----------------------------------
                                  Name:  G. Louis Graziadio
                                  Title: Chief Executive Officer
                                         (principal executive officer)


                             THERM ACQUISITION, INC.


                             By: /s/ James R. Workman
                                -----------------------------------
                                  Name:   James R. Workman
                                  Title:  President


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